Exhibit 99.1

Specialty Laboratories Announces First Quarter 2003 Results

Quarter-over-quarter improvement in operating results accompanies positive cash flow from operations

Santa Monica, Calif., April 24, 2003 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the first quarter ended March 31, 2003.  Net revenue was $30.3 million for the first quarter 2003, compared to $43.6 million for the first quarter 2002, resulting in a loss per diluted share of $0.07, compared to earnings per diluted share of $0.06 for the same period in 2002.

Testing volume for the first quarter of 2003, as measured by patient accessions, was approximately 616,000, down from more than 830,000 accessions of the year ago quarter and essentially even with the approximately 614,000 accessions of fourth quarter 2002.

Specialty’s first quarter results reflect the loss of business relating to the regulatory issues the company experienced in the second quarter of 2002.  As Specialty announced previously, those issues were resolved in July 2002 when state and federal agencies, having completed their inspections and review of documentation, deemed Specialty in compliance with clinical laboratory laws and regulations.

In addition, first quarter 2003 results were impacted by the decline in clinical testing work referred to Specialty by Unilab Corporation of Tarzana, California (Unilab), previously Specialty’s largest client.  Quest Diagnostics Incorporated of Teterborough, New Jersey, completed its acquisition of Unilab in February 2003.  Specialty anticipates that the loss of referral testing resulting from this acquisition will be essentially complete in the second quarter of 2003.

For the second quarter 2003, Specialty expects that test volumes will be in-line with first quarter levels, with volume growth from new and existing clients offsetting the loss of business from Unilab.  Specialty also anticipates that the aggregate average selling price will decline as a direct result of the lost higher-priced test mix from Unilab.

“We are pleased by the progress made to date in the stabilization of our hospital business,” said Douglas S. Harrington, M.D., chief executive officer of Specialty Laboratories.  “Our first quarter revenues were supported by new business generated among a group of more than 40 new and existing clients.  We view this development as an early indication of our renewed competitiveness in the market place.  Our primary goal for the remainder of 2003 continues to be the restoration of growth in the medical testing services we perform for hospitals.”

“First quarter results bear out the earlier adjustments we made in our cost structure and our ability to leverage the high fixed-cost nature of our business model.   We believe that the significant portion of cost reductions is already complete and the ongoing benefit of these efforts is reflected in our first quarter results.”

“Replacing the work we had once been receiving from Unilab represents a challenge.  However, today we operate from a substantially stronger position than the one we occupied just six months ago.  We are gradually re-establishing a strategic foothold in the marketplace and the business opportunities we are seeing strengthen our confidence in our ability to return to growth and profitability in 2003.”

Financial Highlights

Revenues for the quarter were impacted by the reduction in testing volumes as measured by accessions.  Accessions for the first quarter were approximately 616,000, reflecting a decrease of approximately 26 percent compared to the year ago quarter and a modest one-half percent increase from fourth quarter 2002 levels.

Costs of services were $21.8 million in the first quarter of 2003, a decrease of $5.0 million, or approximately 19 percent, from the prior year’s first quarter.  More significantly, this represents a decline of more than $0.9 million from the fourth quarter of 2002 on higher volumes.  This sequential decrease resulted from reductions in outsourced testing, reduced distribution expenses, and lower laboratory personnel costs.

Selling, general and administrative expenses (SG&A) were $10.9 million in the first quarter of 2003, a decrease of approximately $2.9 million, or 21 percent, from the prior year’s first quarter.  Sequentially, SG&A declined more than $0.5 million from fourth quarter 2002 levels.  These reductions reflect the restructuring and reduction in force that was announced in June 2002, coupled with ongoing expense management.  Specialty does not expect these expense decreases to continue as the planned cost reduction programs have already been completed.

As a result of the above factors, Specialty incurred an operating loss of $2.4 million in the first quarter of 2003 as compared to operating income of nearly $1.6 million in the first quarter of 2002.  This reflects a significant sequential improvement from the fourth quarter operating loss of nearly $5.7 million.  Earnings before interest, taxes, depreciation, and amortization (EBITDA) were negative $0.7 million as compared to positive $3.3 million in the first quarter of 2002, and negative $4.0 million in the fourth quarter of 2002.

Specialty’s balance sheet remained strong for the quarter, as the Company achieved positive cash flows of nearly $0.5 million, the first positive period since the Company’s regulatory compliance issues of second quarter 2002.   Cash and investments exceeded $34.0 million on March 31, 2003, compared to $40.9 million on December 31, 2002, as the Company essentially completed its planned investments in the core phase of our Valencia facility and the build out of our remote data center.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on April 24, 2003 at 5:15 PM Eastern.  A replay of the call will be accessible on this site through the close of business on May 30, 2003.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specific esoteric testing needs.  Because of Specialty’s focus on higher-end, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: the loss of referral testing from Unilab Corporation; Specialty’s testing volume projections, and the offset of lost Unilab business; changes in the aggregate average selling price of Specialty’s assays; the restoration of growth in testing performed for hospitals; Specialty’s ability to leverage the high fixed-cost nature of our business model, and further reduce costs; Specialty’s competitiveness and re-establishment in the market place; and Specialty’s return to growth and profitability.  Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.  Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

(Tables follow.)

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands except per share data)

	Three Months Ended March 31,
	2002	2003

Net revenue	$43,614	$30,300
Costs and expenses:
Costs of services	26,829	21,785
Selling, general and administrative (exclusive of stock-based compensation charges)	13,760	10,914
Stock-based compensation charges	141	24
Charge related to regulatory matters	1,241	0
Total costs and expenses	41,971	32,723

Operating income (loss)	1,643	(2,423)

Interest income	(494)	(211)
Interest expense	33	34

Income (loss) before income taxes (benefits)	2,104	(2,246)

Provision for income taxes (benefits)	850	(764)

Net income (loss)	$1,254	$(1,482)

Basic earnings (loss) per common share	$0.06	$(0.07)

Diluted earnings (loss) per common share	$0.06	$(0.07)

Basic shares	21,524	22,096
Diluted shares (a)	22,492	22,096

(a)  Potentially dilutive common shares are excluded from the diluted loss per common share calculation for the three months ended March 31, 2003 because they are anti-dilutive.

Specialty Laboratories, Inc.

Consolidated Balance Sheet

(In thousands)

	December 31, 2002	March 31, 2003
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,405	$13,620
Short-term investments	9,247	11,222
Accounts receivable, net	22,597	22,012
Refundable income taxes	8,491	9,282
Deferred income taxes	1,870	1,791
Inventory	1,893	1,761
Prepaid expenses and other assets	2,410	2,285
Total current assets	68,913	61,973

Property and equipment, net	55,152	60,904
Long-term investments	9,222	9,185
Deferred income taxes	168	453
Goodwill, net	5,655	5,655
Other assets	4,197	4,199
	$143,307	$142,369
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,052	$9,760
Accrued liabilities	9,313	8,339
Total current liabilities	17,365	18,099
Long-term liabilities	2,208	1,703
Commitments and contingencies
Shareholders’ equity:
Capital stock	99,790	100,097
Retained earnings	23,797	22,315
Deferred stock-based compensation	(94)	(70)
Accumulated other comprehensive income	241	225
Total shareholders’ equity	123,734	122,567
	$143,307	$142,369

Contact:

Greg Mann

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com